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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

Franklin Mutual Advisers, LLC
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   (Last)                            (First)              (Middle)

51 John F. Kennedy Parkway
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                                    (Street)

 Short Hills                           NJ                   07078
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

        4/12/2002

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

        ICN Pharmaceuticals, Inc. (ICN)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                           [X](1) 10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [ ]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned

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

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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
No securities owned
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

Reminder: Report on a separate line for each class of securities beneficially owned or directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
5(b)(v).


     Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                 SEC 1473 (3-00)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

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
Explanation of Responses:

1. The Reporting Person may be deemed to be a member of a Section 13(d) group (the "Group") that beneficially owns more than 10% of the Issuer's outstanding common stock. The Reporting Person expressly disclaims beneficial ownership for all purposes of all shares of the Issuer's common stock held by the Group, other than those securities the Reporting Person holds directly. As of April 19, 2002, advisory clients of the Reporting Person, an investment advisor registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, held 3,360,673 shares of the Issuer's common stock. The Reporting Person has no pecuniary interest in any of the Issuer's securities (including the Issuer's securities owned by its advisory clients), and, accordingly, has beneficial ownership for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, of no securities of the Issuer.



FRANKLIN MUTUAL ADVISERS, LLC

/s/ Bradley Takahashi                           4/22/02
---------------------------------        --------------------
** Signature of Reporting Person                 Date
By:    Bradley Takahashi
Title: Assistant Vice President


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.